SCHEDULE 13G

             INFORMATION STATEMENT PURSUANT TO RULES 13d-1 AND 13d-2
                    UNDER THE SECURITIES EXCHANGE ACT OF 1934
                             (Amendment No. __1___)*

                            Visigenic Software, Inc.
                            ------------------------
                                (Name of Issuer)

                                     COMMON
                                     ------
                         (Title of Class of Securities)

                                    92829T102
                                    ---------
                                 (CUSIP Number)



*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes)

                               Page 1 of 17 Pages

-----------------------------------------------------                                     ------------------------------------------
CUSIP No. 92829T102                                                  13G                                Page 2 of 17 Pages
-----------------------------------------------------                                     ------------------------------------------

------------- ----------------------------------------------------------------------------------------------------------------------
     1        NAME OF REPORTING PERSONS
              S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

              SEQUOIA CAPITAL VI  94-3166265
------------- ----------------------------------------------------------------------------------------------------------------------
     2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                               (a)     o
                                                                                              (b)     X
------------- ----------------------------------------------------------------------------------------------------------------------
     3        SEC USE ONLY


------------- ----------------------------------------------------------------------------------------------------------------------
     4        CITIZENSHIP OR PLACE OF ORGANIZATION

              California
---------------------------- ------- -----------------------------------------------------------------------------------------------
     NUMBER OF SHARES          5     SOLE VOTING POWER ORIGINALLY FILED 2/97                      AMENDMENT 2/98
BENEFICIALLY OWNED BY EACH
   REPORTING PERSON WITH             none                                                         -0-
                             ------- -----------------------------------------------------------------------------------------------
                               6     SHARED VOTING POWER ORIGINALLY FILED 2/97                    AMENDMENT 2/98

                                     673,855                                                      -0-
                             ------- -----------------------------------------------------------------------------------------------
                               7     SOLE DISPOSITIVE POWER ORIGINALLY FILED 2/97                 AMENDMENT 2/98

                                     none                                                         -0-
                             ------- -----------------------------------------------------------------------------------------------
                               8     SHARED DISPOSITIVE POWER ORIGINALLY FILED 2/97               AMENDMENT 2/98

                                     673,855                                                       -0-
------------- ----------------------------------------------------------------------------------------------------------------------
     9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON ORIGINALLY FILED 2/97  AMENDMENT 2/98

              673,855                                                                             -0-
------------- ----------------------------------------------------------------------------------------------------------------------
     10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*


------------- ----------------------------------------------------------------------------------------------------------------------
     11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 ORIGINALLY FILED 2/97               AMENDMENT 2/98

              5.4%                                                                                 Less than 1%
------------- ----------------------------------------------------------------------------------------------------------------------
     12       TYPE OF REPORTING PERSON*

              PN
------------- ----------------------------------------------------------------------------------------------------------------------

                                                         Page 2 of 17 Pages

-----------------------------------------------------                                     ------------------------------------------
CUSIP No. 92829T102                                                  13G                                 Page 3 of 17 Pages
-----------------------------------------------------                                     ------------------------------------------

------------- ----------------------------------------------------------------------------------------------------------------------
     1        NAME OF REPORTING PERSONS
              S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

              SEQUOIA PARTNERS (O)  94-3166264
------------- ----------------------------------------------------------------------------------------------------------------------
     2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                               (a)     o
                                                                                              (b)     x
------------- ----------------------------------------------------------------------------------------------------------------------
     3        SEC USE ONLY


------------- ----------------------------------------------------------------------------------------------------------------------
     4        CITIZENSHIP OR PLACE OF ORGANIZATION

              California
----------------------------- ----------- ----- ------------------------------------------------------------------------------------
      NUMBER OF SHARES                     5    SOLE VOTING POWER ORIGINALLY FILED 2/97           AMENDMENT 2/98
 BENEFICIALLY OWNED BY EACH
   REPORTING PERSON WITH                        none                                              -0-
                                          ----- ------------------------------------------------------------------------------------
                                           6    SHARED VOTING POWER ORIGINALLY FILED 2/97         AMENDMENT 2/98

                                                673,855                                           -0-
                                          ----- ------------------------------------------------------------------------------------
                                           7    SOLE DISPOSITIVE POWER ORIGINALLY FILED 2/97      AMENDMENT 2/98

                                                none                                              -0-
                                          ----- ------------------------------------------------------------------------------------
                                           8    SHARED DISPOSITIVE POWER ORIGINALLY FILED 2/97    AMENDMENT 2/98

                                                673,855                                           -0-
------------- ----------------------------------------------------------------------------------------------------------------------
     9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON ORIGINALLY FILED 2/97  AMENDMENT 2/98

              673,855                                                                             -0-
------------- ----------------------------------------------------------------------------------------------------------------------
     10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*


------------- ----------------------------------------------------------------------------------------------------------------------
     11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 ORIGINALLY FILED 2/97               AMENDMENT 2/98

              5.4%                                                                                 Less than 1%
------------- ----------------------------------------------------------------------------------------------------------------------
     12       TYPE OF REPORTING PERSON*

              PN
------------- ----------------------------------------------------------------------------------------------------------------------

                                                         Page 3 of 17 Pages

-----------------------------------------------------                                     ------------------------------------------
CUSIP No. 92829T102                                                  13G                                Page 4 of 17 Pages
-----------------------------------------------------                                     ------------------------------------------

------------- ----------------------------------------------------------------------------------------------------------------------
     1        NAME OF REPORTING PERSONS
              S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

              SEQUOIA TECHNOLOGY PARTNERS VI  954121745
------------- ----------------------------------------------------------------------------------------------------------------------
     2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                               (a)     o
                                                                                              (b)     x
------------- ----------------------------------------------------------------------------------------------------------------------
     3        SEC USE ONLY


------------- ----------------------------------------------------------------------------------------------------------------------
     4        CITIZENSHIP OR PLACE OF ORGANIZATION

              California
---------------------------- ------- -----------------------------------------------------------------------------------------------
     NUMBER OF SHARES          5     SOLE VOTING POWER ORIGINALLY FILED 2/97                      AMENDMENT 2/98
BENEFICIALLY OWNED BY EACH
   REPORTING PERSON WITH             none                                                         -0-
                             ------- -----------------------------------------------------------------------------------------------
                               6     SHARED VOTING POWER ORIGINALLY FILED 2/97                    AMENDMENT 2/98

                                     37,025                                                       -0-
                             ------- -----------------------------------------------------------------------------------------------
                               7     SOLE DISPOSITIVE POWER ORIGINALLY FILED 2/97                 AMENDMENT 2/98

                                     none                                                         -0-
                             ------- -----------------------------------------------------------------------------------------------
                               8     SHARED DISPOSITIVE POWER ORIGINALLY FILED 2/97               AMENDMENT 2/98

                                     37,025                                                       -0-
------------- ----------------------------------------------------------------------------------------------------------------------
     9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON ORIGINALLY FILED 2/97  AMENDMENT 2/98

              37,025                                                                              -0-
------------- ----------------------------------------------------------------------------------------------------------------------
     10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*


------------- ----------------------------------------------------------------------------------------------------------------------
     11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 ORIGINALLY FILED 2/97               AMENDMENT 2/98

              Less than 1%                                                                        Less than 1%
------------- ----------------------------------------------------------------------------------------------------------------------
     12       TYPE OF REPORTING PERSON*

              PN
------------- ----------------------------------------------------------------------------------------------------------------------

                                                         Page 4 of 17 Pages

-----------------------------------------------------                                     ------------------------------------------
CUSIP No. 92829T102                                                  13G                                Page 5 of 17 Pages
-----------------------------------------------------                                     ------------------------------------------

------------- ----------------------------------------------------------------------------------------------------------------------
     1        NAME OF REPORTING PERSONS
              S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS
              SEQUOIA XXIII  95-4400009
------------- ----------------------------------------------------------------------------------------------------------------------
     2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                               (a)     o
                                                                                              (b)     x
------------- ----------------------------------------------------------------------------------------------------------------------
     3        SEC USE ONLY


------------- ----------------------------------------------------------------------------------------------------------------------
     4        CITIZENSHIP OR PLACE OF ORGANIZATION

              California
---------------------------- ------- -----------------------------------------------------------------------------------------------
     NUMBER OF SHARES          5     SOLE VOTING POWER ORIGINALLY FILED 2/97                      AMENDMENT 2/98
BENEFICIALLY OWNED BY EACH
   REPORTING PERSON WITH             none                                                         -0-
                             ------- -----------------------------------------------------------------------------------------------
                               6     SHARED VOTING POWER ORIGINALLY FILED 2/97                    AMENDMENT 2/98

                                     10,000                                                       17,408
                             ------- -----------------------------------------------------------------------------------------------
                               7     SOLE DISPOSITIVE POWER ORIGINALLY FILED 2/97                 AMENDMENT 2/98

                                     none                                                         -0-
                             ------- -----------------------------------------------------------------------------------------------
                               8     SHARED DISPOSITIVE POWER ORIGINALLY FILED 2/97               AMENDMENT 2/98

                                     10,000                                                       17,408
------------- ----------------------------------------------------------------------------------------------------------------------
     9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON ORIGINALLY FILED 2/97  AMENDMENT 2/98

              10,000                                                                              17,408
------------- ----------------------------------------------------------------------------------------------------------------------
     10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*


------------- ----------------------------------------------------------------------------------------------------------------------
     11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 ORIGINALLY FILED 2/97               AMENDMENT 2/98

              Less than 1%                                                                        Less than 1%
------------- ----------------------------------------------------------------------------------------------------------------------
     12       TYPE OF REPORTING PERSON*

              PN
------------- ----------------------------------------------------------------------------------------------------------------------

                                                         Page 5 of 17 Pages

-----------------------------------------------------                                     ------------------------------------------
CUSIP No. 92829T102                                                  13G                                Page 6 of 17 Pages
-----------------------------------------------------                                     ------------------------------------------

------------- ----------------------------------------------------------------------------------------------------------------------
     1        NAME OF REPORTING PERSONS
              S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

              Donald Valentine
------------- ----------------------------------------------------------------------------------------------------------------------
     2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                               (a)     o
                                                                                              (b)     x
------------- ----------------------------------------------------------------------------------------------------------------------
     3        SEC USE ONLY


------------- ----------------------------------------------------------------------------------------------------------------------
     4        CITIZENSHIP OR PLACE OF ORGANIZATION

              US
---------------------------- ------- -----------------------------------------------------------------------------------------------
     NUMBER OF SHARES          5     SOLE VOTING POWER ORIGINALLY FILED 2/97                      AMENDMENT 2/98
BENEFICIALLY OWNED BY EACH
   REPORTING PERSON WITH             none                                                         5,864
                             ------- -----------------------------------------------------------------------------------------------
                               6     SHARED VOTING POWER ORIGINALLY FILED 2/97                    AMENDMENT 2/98

                                     720,880                                                      17,408
                             ------- -----------------------------------------------------------------------------------------------
                               7     SOLE DISPOSITIVE POWER ORIGINALLY FILED 2/97                 AMENDMENT 2/98

                                     none                                                         5,864
                             ------- -----------------------------------------------------------------------------------------------
                               8     SHARED DISPOSITIVE POWER ORIGINALLY FILED 2/97               AMENDMENT 2/98

                                     720,880                                                      17,408
------------- ----------------------------------------------------------------------------------------------------------------------
     9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON ORIGINALLY FILED 2/97  AMENDMENT 2/98

              720,880                                                                             23,212
------------- ----------------------------------------------------------------------------------------------------------------------
     10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*


------------- ----------------------------------------------------------------------------------------------------------------------
     11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 ORIGINALLY FILED 2/97               AMENDMENT 2/98

              5.7%                                                                                Less than 1%
------------- ----------------------------------------------------------------------------------------------------------------------
     12       TYPE OF REPORTING PERSON*

              IN
------------- ----------------------------------------------------------------------------------------------------------------------

                                                         Page 6 of 17 Pages

-----------------------------------------------------                                     ------------------------------------------
CUSIP No. 92829T102                                                  13G                                Page 7 of 17 Pages
-----------------------------------------------------                                     ------------------------------------------

------------- ----------------------------------------------------------------------------------------------------------------------
     1        NAME OF REPORTING PERSONS
              S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

              Pierre Lamond
------------- ----------------------------------------------------------------------------------------------------------------------
     2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                               (a)     o
                                                                                              (b)     x
------------- ----------------------------------------------------------------------------------------------------------------------
     3        SEC USE ONLY


------------- ----------------------------------------------------------------------------------------------------------------------
     4        CITIZENSHIP OR PLACE OF ORGANIZATION

              US
---------------------------- ------- -----------------------------------------------------------------------------------------------
     NUMBER OF SHARES          5     SOLE VOTING POWER ORIGINALLY FILED 2/97                      AMENDMENT 2/98
BENEFICIALLY OWNED BY EACH
   REPORTING PERSON WITH             none                                                         -0-
                             ------- -----------------------------------------------------------------------------------------------
                               6     SHARED VOTING POWER  ORIGINALLY FILED 2/97                   AMENDMENT 2/98

                                     720,880                                                      17,408
                             ------- -----------------------------------------------------------------------------------------------
                               7     SOLE DISPOSITIVE POWER ORIGINALLY FILED 2/97                 AMENDMENT 2/98

                                     none                                                         -0-
                             ------- -----------------------------------------------------------------------------------------------
                               8     SHARED DISPOSITIVE POWER ORIGINALLY FILED 2/97               AMENDMENT 2/98

                                     720,880                                                      17,408
------------- ----------------------------------------------------------------------------------------------------------------------
     9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON ORIGINALLY FILED 2/97  AMENDMENT 2/98

              720,880                                                                             17,408
------------- ----------------------------------------------------------------------------------------------------------------------
     10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*


------------- ----------------------------------------------------------------------------------------------------------------------
     11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 ORIGINALLY FILED 2/97               AMENDMENT 2/98

              5.7%                                                                                Less than 1%
------------- ----------------------------------------------------------------------------------------------------------------------
     12       TYPE OF REPORTING PERSON*

              IN
------------- ----------------------------------------------------------------------------------------------------------------------

                                                         Page 7 of 17 Pages

-----------------------------------------------------                                     ------------------------------------------
CUSIP No. 92829T102                                                  13G                                Page 8 of 17 Pages
-----------------------------------------------------                                     ------------------------------------------

------------- ----------------------------------------------------------------------------------------------------------------------
     1        NAME OF REPORTING PERSONS
              S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

              Thomas Stephenson
------------- ----------------------------------------------------------------------------------------------------------------------
     2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                               (a)     o
                                                                                              (b)     x
------------- ----------------------------------------------------------------------------------------------------------------------
     3        SEC USE ONLY


------------- ----------------------------------------------------------------------------------------------------------------------
     4        CITIZENSHIP OR PLACE OF ORGANIZATION

              US
---------------------------- ----------- ----- -------------------------------------------------------------------------------------
     NUMBER OF SHARES                     5    SOLE VOTING POWER ORIGINALLY FILED 2/97            AMENDMENT 2/98
BENEFICIALLY OWNED BY EACH
   REPORTING PERSON WITH                       none                                               22,472
                                         ----- -------------------------------------------------------------------------------------
                                          6    SHARED VOTING POWER ORIGINALLY FILED 2/97          AMENDMENT 2/98

                                               720,880                                            17,408
                                         ----- -------------------------------------------------------------------------------------
                                          7    SOLE DISPOSITIVE POWER ORIGINALLY FILED 2/97       AMENDMENT 2/98

                                               none                                               22,472
                                         ----- -------------------------------------------------------------------------------------
                                          8    SHARED DISPOSITIVE POWER ORIGINALLY FILED 2/97     AMENDMENT 2/98

                                               720,880                                            17,408
------------- ----------------------------------------------------------------------------------------------------------------------
     9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON ORIGINALLY FILED 2/97  AMENDMENT 2/98

              720,880                                                                             39,880
------------- ----------------------------------------------------------------------------------------------------------------------
     10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*


------------- ----------------------------------------------------------------------------------------------------------------------
     11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 ORIGINALLY FILED 2/97               AMENDMENT 2/98

              5.7%                                                                                Less than 1%
------------- ----------------------------------------------------------------------------------------------------------------------
     12       TYPE OF REPORTING PERSON*

              IN
------------- ----------------------------------------------------------------------------------------------------------------------

                                                         Page 8 of 17 Pages

-----------------------------------------------------                                     ------------------------------------------
CUSIP No. 92829T102                                                  13G                                Page 9 of 17 Pages
-----------------------------------------------------                                     ------------------------------------------

------------- ----------------------------------------------------------------------------------------------------------------------
     1        NAME OF REPORTING PERSONS
              S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

              Michael Moritz
------------- ----------------------------------------------------------------------------------------------------------------------
     2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                               (a)     o
                                                                                              (b)     x
------------- ----------------------------------------------------------------------------------------------------------------------
     3        SEC USE ONLY


------------- ----------------------------------------------------------------------------------------------------------------------
     4        CITIZENSHIP OR PLACE OF ORGANIZATION

              UK
---------------------------- ----------- ----- -------------------------------------------------------------------------------------
     NUMBER OF SHARES                     5    SOLE VOTING POWER ORIGINALLY FILED 2/97            AMENDMENT 2/98
BENEFICIALLY OWNED BY EACH
   REPORTING PERSON WITH                       none                                               22,472
                                         ----- -------------------------------------------------------------------------------------
                                          6    SHARED VOTING POWER ORIGINALLY FILED 2/97          AMENDMENT 2/98

                                               720,880                                            17,408
                                         ----- -------------------------------------------------------------------------------------
                                          7    SOLE DISPOSITIVE POWER ORIGINALLY FILED 2/97       AMENDMENT 2/98

                                               none                                               22,472
                                         ----- -------------------------------------------------------------------------------------
                                          8    SHARED DISPOSITIVE POWER ORIGINALLY FILED 2/97     AMENDMENT 2/98

                                               720,880                                            17,408
------------- ----------------------------------------------------------------------------------------------------------------------
     9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON ORIGINALLY FILED 2/97  AMENDMENT 2/98

              720,880                                                                             39,880
------------- ----------------------------------------------------------------------------------------------------------------------
     10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*


------------- ----------------------------------------------------------------------------------------------------------------------
     11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 ORIGINALLY FILED 2/97               AMENDMENT 2/98

              5.7%                                                                                Less than 1%
------------- ----------------------------------------------------------------------------------------------------------------------
     12       TYPE OF REPORTING PERSON*

              IN
------------- ----------------------------------------------------------------------------------------------------------------------

                                                         Page 9 of 17 Pages

-----------------------------------------------------                                     ------------------------------------------
CUSIP No. 92829T102                                                  13G                                Page 10 of 17 Pages
-----------------------------------------------------                                     ------------------------------------------

------------- ----------------------------------------------------------------------------------------------------------------------
     1        NAME OF REPORTING PERSONS
              S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

              Douglas Leone
------------- ----------------------------------------------------------------------------------------------------------------------
     2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                               (a)     o
                                                                                              (b)     x
------------- ----------------------------------------------------------------------------------------------------------------------
     3        SEC USE ONLY


------------- ----------------------------------------------------------------------------------------------------------------------
     4        CITIZENSHIP OR PLACE OF ORGANIZATION

              US
---------------------------- ------- -----------------------------------------------------------------------------------------------
     NUMBER OF SHARES          5     SOLE VOTING POWER ORIGINALLY FILED 2/97                      AMENDMENT 2/98
BENEFICIALLY OWNED BY EACH
   REPORTING PERSON WITH             none                                                         none
                             ------- -----------------------------------------------------------------------------------------------
                               6     SHARED VOTING POWER ORIGINALLY FILED 2/97                    AMENDMENT 2/98

                                     720,880                                                      17,408
                             ------- -----------------------------------------------------------------------------------------------
                               7     SOLE DISPOSITIVE POWER ORIGINALLY FILED 2/97                 AMENDMENT 2/98

                                     none                                                         none
                             ------- -----------------------------------------------------------------------------------------------
                               8     SHARED DISPOSITIVE POWER ORIGINALLY FILED 2/97               AMENDMENT 2/98

                                     720,880                                                      17,408
------------- ----------------------------------------------------------------------------------------------------------------------
     9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON ORIGINALLY FILED 2/97  AMENDMENT 2/98

              720,880                                                                             17,408
------------- ----------------------------------------------------------------------------------------------------------------------
     10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*


------------- ----------------------------------------------------------------------------------------------------------------------
     11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 ORIGINALLY FILED 2/97               AMENDMENT 2/98

              5.7%                                                                                Less than 1%
------------- ----------------------------------------------------------------------------------------------------------------------
     12       TYPE OF REPORTING PERSON*

              PN
------------- ----------------------------------------------------------------------------------------------------------------------

                                                        Page 10 of 17 Pages

-----------------------------------------------------                                     ------------------------------------------
CUSIP No. 92829T102                                                  13G                                Page 11 of 17 Pages
-----------------------------------------------------                                     ------------------------------------------

------------- ----------------------------------------------------------------------------------------------------------------------
     1        NAME OF REPORTING PERSONS
              S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

              Mark Stevens
------------- ----------------------------------------------------------------------------------------------------------------------
     2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                               (a)     o
                                                                                              (b)     x
------------- ----------------------------------------------------------------------------------------------------------------------
     3        SEC USE ONLY


------------- ----------------------------------------------------------------------------------------------------------------------
     4        CITIZENSHIP OR PLACE OF ORGANIZATION

              US
---------------------------- ------- -----------------------------------------------------------------------------------------------
     NUMBER OF SHARES          5     SOLE VOTING POWER ORIGINALLY FILED 2/97                      AMENDMENT 2/98
BENEFICIALLY OWNED BY EACH
   REPORTING PERSON WITH             none                                                         22,472
                             ------- -----------------------------------------------------------------------------------------------
                               6     SHARED VOTING POWER ORIGINALLY FILED 2/97                    AMENDMENT 2/98

                                     720,880                                                      17,408
                             ------- -----------------------------------------------------------------------------------------------
                               7     SOLE DISPOSITIVE POWER ORIGINALLY FILED 2/97                 AMENDMENT 2/98

                                     none                                                         22,472
                             ------- -----------------------------------------------------------------------------------------------
                               8     SHARED DISPOSITIVE POWER ORIGINALLY FILED 2/97               AMENDMENT 2/98

                                     720,880                                                      17,408
------------- ----------------------------------------------------------------------------------------------------------------------
     9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON ORIGINALLY FILED 2/97  AMENDMENT 2/98

              720,880                                                                             39,880
------------- ----------------------------------------------------------------------------------------------------------------------
     10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*


------------- ----------------------------------------------------------------------------------------------------------------------
     11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 ORIGINALLY FILED 2/97               AMENDMENT 2/98

              5.7%                                                                                Less than 1%
------------- ----------------------------------------------------------------------------------------------------------------------
     12       TYPE OF REPORTING PERSON*

              IN
------------- ----------------------------------------------------------------------------------------------------------------------

                                                        Page 11 of 17 Pages

-----------------------------------------------------                                     ------------------------------------------
CUSIP No. 92829T102                                                  13G                                Page 12 of 17 Pages
-----------------------------------------------------                                     ------------------------------------------

------------- ----------------------------------------------------------------------------------------------------------------------
     1        NAME OF REPORTING PERSONS
              S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

              J. Thomas McMurray
------------- ----------------------------------------------------------------------------------------------------------------------
     2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                               (a)     o
                                                                                              (b)     x
------------- ----------------------------------------------------------------------------------------------------------------------
     3        SEC USE ONLY


------------- ----------------------------------------------------------------------------------------------------------------------
     4        CITIZENSHIP OR PLACE OF ORGANIZATION

              US
---------------------------- ------- -----------------------------------------------------------------------------------------------
     NUMBER OF SHARES          5     SOLE VOTING POWER ORIGINALLY FILED 2/97                      AMENDMENT 2/98
BENEFICIALLY OWNED BY EACH
   REPORTING PERSON WITH             none                                                         none
                             ------- -----------------------------------------------------------------------------------------------
                               6     SHARED VOTING POWER ORIGINALLY FILED 2/97                    AMENDMENT 2/98

                                     720,880                                                      17,408
                             ------- -----------------------------------------------------------------------------------------------
                               7     SOLE DISPOSITIVE POWER ORIGINALLY FILED 2/97                 AMENDMENT 2/98

                                     none                                                         none
                             ------- -----------------------------------------------------------------------------------------------
                               8     SHARED DISPOSITIVE POWER ORIGINALLY FILED 2/97               AMENDMENT 2/98

                                     720,880                                                      17,408
------------- ----------------------------------------------------------------------------------------------------------------------
     9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON ORIGINALLY FILED 2/97  AMENDMENT 2/98

              720,880                                                                             17,408
------------- ----------------------------------------------------------------------------------------------------------------------
     10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*


------------- ----------------------------------------------------------------------------------------------------------------------
     11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 ORIGINALLY FILED 2/97               AMENDMENT 2/98

              5.7%                                                                                Less than 1%
------------- ----------------------------------------------------------------------------------------------------------------------
     12       TYPE OF REPORTING PERSON*

              IN
------------- ----------------------------------------------------------------------------------------------------------------------

                                                        Page 12 of 17 Pages

Item 1.

       (a)        Name of Issuer:           Visigenic Software, Inc.

       (b)        Address of Issuer's Principal Executive Offices:
                                            951 Mariners Island Boulevard
                                            San Mateo, California 94404

Item 2.

       (a)        Name of Persons Filing:   Sequoia Capital VI ("SC VI")
                                            Sequoia Partners (O) ("SP(O)")
                                            Sequoia Technology Partners VI
                                            Sequoia XXIII  ("SXXIII")
                                            Pierre Lamond ("PL")
                                            Donald T. Valentine ("DTV")
                                            Thomas F. Stephenson ("TFS")
                                            Michael Moritz ("MM")
                                            Douglas Leone ("DL")
                                            Mark Stevens ("MS")
                                            J. Thomas McMurray ("JTM")

       SP(O) is the General Partner of SC VI. PL, DTV, TFS, MM, DL, MS and JTM are General Partners of SP(O) and STP VI.

       (b)        Address of Principal Business Office or, if None, Residence:
                                            3000 Sand Hill Road
                                            Building 4, Suite 280
                                            Menlo Park, CA  94025

       (c)        Citizenship:
                                            SC VI, SP(O), STP VI S XXIII:
                                              California
                                            PL, DTV, TFS,DL, MS and JTM:
                                              United States;  MM:UK

       (d)        Title of Class of Securities:
                                            Common Stock

       (e)        CUSIP Number:  92829T102


                              Page 13 of 17 Pages

Item 3. If this statement is filed pursuant to Rules 13d-1(b),or 13d-2(b), check whether the person filing is a:

Not applicable

Item 4.  Ownership

See Rows 5 through 11 of cover pages

Item 5.  Ownership of Five Percent or Less of a Class

       If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following. [X]

      Instruction. Dissolution of a group requires a response to this item.


Item 6.  Ownership of More than Five Percent on Behalf of Another Person

Not applicable


                              Page 14 of 17 Pages

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company

Not applicable

Item 8.  Identification and Classification of Members of the Group

Not applicable

Item 9.  Notice of Dissolution of Group

Not applicable

Item 10. Certification

       [The following certification shall be included if the statement is filed pursuant to Rule 13d-1(b):]

       By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purpose or effect.]


[EXHIBITS]

[A:    Joint Filing Statement]


                              Page 15 of 17 Pages

                                    SIGNATURE

       After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date:  February 7, 1997

SEQUOIA CAPITAL VI
By its General Partner,
Sequoia Partners (O)

--------------------------------
Michael Moritz, General Partner

SEQUOIA TECHNOLOGY PARTNERS VI
SEQUOIA 1995


--------------------------------
Pierre Lamond


--------------------------------
Donald T. Valentine


--------------------------------
Thomas F. Stephenson


--------------------------------
Michael Moritz


--------------------------------
Douglas Leone


--------------------------------
Mark Stevens


--------------------------------
J. Thomas McMurray




                              Page 16 of 17 Pages

                                    EXHIBIT A

                             JOINT FILING STATEMENT

       Pursuant to Rule 13d-1(f)(1), we, the undersigned, hereby express our agreement that the attached Schedule 13G is filed on behalf of each of us.

Date: February 7, 1997

SEQUOIA CAPITAL VI
By its General Partner,
Sequoia Partners (O)


--------------------------------
Michael Moritz, General Partner

SEQUOIA TECHNOLOGY PARTNERS VI
SEQUOIA 1995


--------------------------------
Michael Moritz

--------------------------------
Pierre Lamond

--------------------------------
Donald T. Valentine

--------------------------------
Thomas F. Stephenson

--------------------------------
Douglas Leone

--------------------------------
Mark Stevens

--------------------------------
J. Thomas McMurray











                              Page 17 of 17 Pages